Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Belite Bio, Inc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares, par value US$0.0001 per share(3)	457(o)	—	—	$41,400,000	0.0000927	$3,837.78
	Equity	Warrants to purchase Ordinary Shares represented by ADSs issued to the representative of the underwriters (“Representative’s Warrants”)	457(g)	—	—	—	—	—	(4)
	Equity	Ordinary Shares underlying Representative’s Warrants	457(g)	—	—	$1,293,750	0.0000927	$119.93
	Total Offering Amounts					$42,693,750		$3,957.71
	Total Fees Previously Paid					4,370.81
	Total Fee Offsets					—
	Net Fee Due					$0

(1) Includes ordinary shares that are issuable upon the exercise of the underwriters’ option to purchase additional ADSs.

(2) Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(3) American depositary shares issuable upon deposit of ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-      ). Each American depositary share represents one ordinary share.

(4) In accordance with Rule 457(g), the entire registration fee for the warrants is allocated to the common stock underlying the warrants, and no separate fee is payable for the warrants.